THIS AGREEMENT is effective as of the 1st day of April 2003

BETWEEN:

VENCASH CAPITAL CORPORATION
a body corporate under the laws of the Province of Alberta
(hereinafter referred to as "Vencash")

OF THE FIRST PART

and

MAC DONALD & ASSOCIATES GAMING SPECIALISTS INC.,
a body corporate under the laws of the Province of Alberta
(hereinafter referred to as "Mac Donald & Associates")

OF THE SECOND PART

and

DOUGLAS N. MAC DONALD,
a businessman residing in St. Albert, Alberta
(hereinafter referred to as "Mac Donald")

OF THE THIRD PART

WHEREAS:

A. Vencash conducts its business as a distributor, reseller, deployer, and service organization related to the sales and management of ATM equipment across Canada and acts as a processor of fee generated revenues produced from transaction surcharges. .

B. Mac Donald & Associates were originally brought together to service the specialty business field associated with the Gaming (licensed and regulated gambling) Industry in Canada and throughout North America. Mac Donald & Associates business has evolved to incorporate the corporate management and governance field.

C. Mac Donald & Associates is an association of independent management and consulting specialists, which specializes in the field of forensic evaluation, due diligence investigations, corporate audit investigations and corporate re-structuring and where Mac Donald & Associates is engaged in the business of supplying consulting, management, promotional and development services for several Corporations ("Clients") whereby it provides administrative and operational support to its clients and/or their wholly owned subsidiaries and joint venture business operations.

D. Mac Donald & Associates has retained the services of Douglas Norman Mac Donald in order to assist Mac Donald & Associates in meeting its' responsibilities to Vencash pursuant to the terms of this agreement . Vencash wishes to retain Mac Donald & Associates to supply the services of Douglas Norman Mac Donald to act as the Chief Executive Officer of Vencash in order to initiate, direct, organize, co-ordinate, promote, oversee and manage the administration responsibilities of Vencash and assist the President and Chief Operating Officer of Vencash in his management, development and growth of Vencash's business operations.

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NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each, the parties hereto covenant and agree each with the other as follows:

ARTICLE 1
TERM

1.1 The term of this agreement shall be for a two (2) year period commencing on the first day of April, 2003 and ending on the thirty-first day of March, 2005.

1.2 Provided Vencash is not in default under this agreement, the agreement will automatically renew for a further one (1) year term, and will successively renew for further one (1) year terms, unless or until Vencash or Mac Donald & Associates shall, at least sixty (60) days prior to the last day of the then current term, deliver written notice to the other party of non-renewal, in which case this agreement shall terminate on the last day of the then current term.

1.3 Mac Donald & Associates and Mac Donald agree to the cancellation of all other agreements previously entered into between Vencash and Mac Donald & Associates and Mac Donald with the understanding and commitment that notwithstanding when notice is delivered of non renewal or termination of this agreement between the first two parties, Vencash agrees that Mac Donald & Associates and Mac Donald shall receive from Vencash a minimum of nine (9) months severance package. The severance package is to include;

i) continued full payment of contracted monthly payments including salaries, bonuses due for the period, and other enumeration for services rendered by Mac Donald & Associates or Mac Donald to Vencash as set out in this agreement,

ii) continued full payment for contracted expense allowance as covered in this agreement,

iii) the option of a buy out of any supplied equipment utilized personally by Mac Donald including but not limited to any personal p.c. computer systems, vehicles, or any other personal use items or equipment, at full depreciated value supplied by Vencash,

iv) full medical, life insurance, dental and health benefits existing at the time of non-renewal or termination which will continue fully paid by Vencash for a minimum of twelve (12) months from the termination date of this Agreement.

ARTICLE 2
RESPONSIBILITIES OF MAC DONALD & ASSOCIATESAND MAC DONALD

2.1 Mac Donald & Associates will supply the services of Douglas Norman Mac Donald to act as the Chief Executive Officer of Vencash whose duties will be to initiate, direct, organize, co-ordinate, promote, oversee and manage the administration responsibilities of Vencash and assist the President and Chief Operating Officer of Vencash pursuant to the terms of this agreement.

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2.2 With the written approval of the Board of Directors of Vencash Mac Donald & Associates can supply a suitable and agreed upon replacement for Mac Donald to fill the role of the Chief Executive Officer, if for some reason Mac Donald cannot continue in the role of Chief Executive Officer.

2.3 Mac Donald will direct and be responsible for the due diligence, organization, and promotion, of Vencash, and will be responsible to initiate, direct, organize, co-ordinate, promote, oversee and manage the administration responsibilities of Vencash and assist the President and Chief Operating Officer of Vencash, and in doing so carry out the responsibilities Mac Donald & Associates and Mac Donald, pursuant to the terms and conditions of this Agreement.

2.4 Mac Donald shall provide the following services for the benefit of Vencash, at the direction of the Board of Directors of Vencash;

(a) to co-ordinate and assist in negotiations of contracts pertaining to the purchase and distribution of certain products, equipment, services, properties, and businesses required for the development of all aspects of the business of Vencash, its wholly owned subsidiaries and joint venture business operations,

(b) provide liaison with the agents of the owners of property and businesses of interest to Vencash, its wholly owned subsidiaries and joint venture business operations or their auditors, accountants and lawyers,

(c) co-ordinate, oversee and manage the administration responsibilities of Vencash,

(d) negotiation and concluding acquisitions on behalf of Vencash and/or subsidiaries or joint venture operations in which Vencash is a party,

(e) ensure the reporting responsibilities and deadlines pertaining to all United States Securities and Exchange Commission filings are met and maintained in order to ensure that Westsphere Asset Corporation, Inc's (Vencash's sole shareholder) are listed for trading on the OTC BB under the symbol: WSHA.,

(f) any other related services which is requested by the Board of Directors of Vencash

2.5 Mac Donald & Associates and Mac Donald agree that it shall, during the continuance of this agreement to provide its service to the business of Vencash and/or subsidiaries or joint venture operations in which Vencash is a party and in the best interest of Vencash.

2.6 It acknowledged, agreed and understood by Vencash, Mac Donald & Associates and Mac Donald supply similar management and consulting services to other related and non-related Corporations. Vencash is aware that Mac Donald & Associates and Mac Donald now, and will continue to, provide management service to other companies and Vencash recognizes that these companies will require a certain portion of the time of Mac Donald & Associates and Mac Donald.

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Vencash agrees that Mac Donald & Associates may continue to provide such services to outside interests, provided that such interests do not conflict with their duties under this agreement.

2.7 Mac Donald & Associates and Mac Donald shall not, and shall insure that it does not, except as authorized or required hereunder, reveal or divulge to any person or companies any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of Vencash or of their subsidiaries which may come to the knowledge of Mac Donald & Associates and Mac Donald during the term of this agreement and shall keep in complete secrecy all confidential information entrusted to them and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the business of Vencash, or may be likely so to do. This restriction shall cease to apply to information or knowledge which may come into the public domain through no fault of Mac Donald & Associates.

ARTICLE 3
COMPENSATION

3.1 As compensation for the services rendered and provided by Mac Donald & Associates and Mac Donald to Vencash pursuant to this Agreement during the Term, Vencash shall pay to M&A Gaming, the sum of forty-five ($45,000.00) dollars per year plus applicable GST, payable in 12 equally monthly installments of three thousand seven hundred and fifty ($3,750.00) per month plus applicable GST commencing on the date of this agreement.

3.2 Incorporated with and in addition to the compensation outlined in the aforementioned Article 3.1 is an Executive Compensation/Bonus Plan which will be set out as an appendix to this agreement and will be attached to and form a part of this agreement, commencing on April 1, 2002 and continuing during the effective dates of this agreement.

3.3 Incorporated with and in addition to the compensation outlined in the aforementioned Article 3.1 and Article 3.2 and appendix #1 is a pre authorized expense allowance to reimburse M&A, for all expenses incurred, by Mac Donald & Associates and Mac Donald on behalf of Vencash during the effective dates of this agreement.

3.4 Commencing April 1, 2002, any charges incurred from purchases made through the use of any Vencash or Vencash subsidiary issued credit cards supplied to Mac Donald & Associates and/or Mac Donald will be credited as payment of compensation directly to Mac Donald & Associates as payment received by M&A Gaming. Copies of credit card statements outlining the transactions totaling the amount debited from the next monthly installment will be forwarded to Mac Donald & Associates upon receipt.

ARTICLE 4
GOVERNING LAW

4.1 The laws of the Province of Alberta, shall govern this Agreement and all matters arising thereunder.

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ARTICLE 5
ASSIGNMENT

5.1 This agreement may be assigned by either party only with the written consent of the other party hereto.

ARTICLE 6
ENUREMENT

6.1 The provisions of this Agreement shall enure to the benefit of and are binding upon the parties hereto together with their respective personal representatives, successors and assigns.

ARTICLE 7
SIGNING BY COUNTERPART

7.1 This Agreement may be signed by the parties hereto in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute on and the same instrument and notwithstanding the date of the execution will be deemed to bear the date as set forth above.

IN WITNESS WHEROF the parties hereto have duly executed this agreement to take effect as of the 1st day of March, AD 2003. Upon the execution of this document, this agreement shall replace and cancel all other agreements between the parties.

/s/ Dr. L. R. Queen
Dr. L. R. Queen, Director and member of
Vencash Asset Corporation, Inc. Compensation Committee

 /s/ M. B. Reuscher
M. B. Reuscher, Director and member of
Vencash Asset Corporation, Inc. Compensation Committee

Accepted by:
/s/ Douglas N. Mac Donald Mac Donald & Associates Gaming Specialists Inc.	/s/ Douglas N. Mac Donald Douglas N. Mac Donald

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APPENDIX #1
EXECUTIVE COMPENSATION/BONUS PLAN
Vencash Asset Corporation, Inc. - Mac Donald & Associates Gaming Specialists Inc.

Vencash has initiated an Compensation and Bonus Plan (the "Plan") for participation by Douglas N. Mac Donald, to which forms a part of this agreement

Douglas N. Mac Donald, Chief Executive Officer

Awards under the Plan will be issued on a quarterly basis based on a formula as set out in the Compensation and Bonus Plan. Vencash shall pay to Douglas Mac Donald for his duties as a the Chief Executive Officer of Vencash Capital Corporation in a manner set out below:

/s/ Dr. L. R. Queen
Authorized signatory,
Dr. L. R. Queen, Director, and member of
Vencash Asset Corporation, Inc. Compensation Committee

/s/ M. Bernd Reuscher
Authorized signatory,
M. Bernd Reuscher, Director, and member of
Vencash Asset Corporation, Inc. Compensation Committee